Exhibit 23(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus in Part A, and “Other Information – Independent Registered Public Accounting Firm” in Part B and to the incorporation by reference of our report dated January 31, 2007 in the registration statement (Form N-1A) and related Prospectus and Statement of Additional Information of the EquiTrust Variable Insurance Series Fund, Inc. filed with the Securities and Exchange Commission in this Post Effective Amendment No. 26 under the Securities Act of 1933 (No. 33-12791) and Post Effective Amendment No. 27 under the Investment Company Act of 1940 (No. 811-05069).

/s/ Ernst & Young LLP

Des Moines, Iowa

April 26, 2007